SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*

                        BEI Medical Systems Company, Inc.
                        --------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   05538E109
                                  ------------
                                 (CUSIP Number)


                                February 14, 2001
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [x]   Rule 13d-1(c)

      [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person=s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be Afiled@ for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------- ------------------------------ ------------------
CUSIP No. 05538E109                     SCHEDULE 13G         Page 2 of 9 Pages
---------------------------- ------------------------------ ------------------
   1         NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Daniel C. Lubin

   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a)
                                                             (b)

   3          SEC USE ONLY

   4          CITIZENSHIP OR PLACE OF ORGANIZATION

              New York


   NUMBER OF        5         SOLE VOTING POWER                 0
    SHARES
  BENEFICIALLY      6         SHARED VOTING POWER         533,334
   OWNED BY
     EACH           7         SOLE DISPOSITIVE POWER            0
   REPORTING
    PERSON          8         SHARED DISPOSITIVE POWER    533,334
     WITH:

   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   533,334

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

              Not Applicable

   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   6.5%

   12         TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

              IN

---------------------------- ------------------------------ ------------------
CUSIP No. 05538E109                     SCHEDULE 13G         Page 3 of 9 Pages
---------------------------- ------------------------------ ------------------
   1         NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Jordan S. Davis

   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)
                                                                (b)

   3          SEC USE ONLY

   4          CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

NUMBER OF         5         SOLE VOTING POWER                 0
  SHARES
BENEFICIALLY      6         SHARED VOTING POWER         533,334
 OWNED BY
   EACH           7         SOLE DISPOSITIVE POWER            0
 REPORTING
  PERSON          8         SHARED DISPOSITIVE POWER    533,334
   WITH:

   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   533,334

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

              Not Applicable

   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   6.5%

   12         TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

              IN

---------------------------- ------------------------------ ------------------
CUSIP No. 05538E109                     SCHEDULE 13G         Page 4 of 9 Pages
---------------------------- ------------------------------ ------------------
   1         NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Radius Venture Partners, LLC

   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                   (a)
                                                   (b)

   3          SEC USE ONLY

   4          CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

NUMBER OF         5         SOLE VOTING POWER                 533,334
 SHARES
BENEFICIALLY      6         SHARED VOTING POWER                     0
 OWNED BY
   EACH           7         SOLE DISPOSITIVE POWER            533,334
 REPORTING
  PERSON          8         SHARED DISPOSITIVE POWER                0
   WITH:

   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   533,334

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
              Not Applicable

   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   6.5%

   12         TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

              PN

---------------------------- ------------------------------ ------------------
CUSIP No. 05538E109                     SCHEDULE 13G         Page 5 of 9 Pages
---------------------------- ------------------------------ ------------------

   1         NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Radius Venture Partners I, L.P.

   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                  (a)
                                                  (b)

   3          SEC USE ONLY

   4          CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware


 NUMBER OF                5         SOLE VOTING POWER                533,334
  SHARES
BENEFICIALLY              6         SHARED VOTING POWER                    0
 OWNED BY
   EACH                   7         SOLE DISPOSITIVE POWER           533,334
 REPORTING
  PERSON                  8         SHARED DISPOSITIVE POWER               0
   WITH:


   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   533,334

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

              Not Applicable

   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   6.5%

   12         TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

              PN

---------------------------- ------------------------------ ------------------
CUSIP No. 05538E109                     SCHEDULE 13G         Page 6 of 9 Pages
---------------------------- ------------------------------ ------------------

Item 1.

(a)      Name of Issuer:
                  BEI Medical Systems Company, Inc. (the "Company")
(b)      Address of Issuer's Principal Executive Offices:
                  100 Hollister Road
                  Teterboro, New Jersey 07608
Item 2.

(a)      Name of Person Filing:
                  This schedule is being filed jointly by Daniel C. Lubin ("Lubin"), Jordan S. Davis ("Davis"), Radius Venture Partners, LLC and Radius Venture Partners I, L.P. Radius Venture
                  Partners, LLC is the general partner of Radius Venture Partners I, L.P. Lubin and Davis are the managing members of Radius Venture Partners, LLC.

                  Attached hereto as Exhibit A is a copy of the joint Schedule 13G filing agreement among the reporting persons.

(b)      Address of Principal Business Office or, if None, Residence:
                  The principal business office of each of the filing parties is One Rockefeller Plaza, Suite 920, New York, New York 10020

(c)      Citizenship:
                  Radius Venture Partners I, L.P. is a Delaware limited partnership and Radius Venture Partners, LLC is a Delaware limited liability company. Lubin and Davis are each citizens of the State of New York.

(d)      Title of Class of Securities:
                  Common Stock, par value $0.001 per share

(e)      CUSIP Number:
                  05538E109

Item 3.           If This Statement Is Filed Pursuant to
                  "240.13d-1(b) or 240.13d-2(b) or (c), Check
                   Whether The Person Filing Is a:

                  Not Applicable.

Item 4.           Ownership

(a)      See Item 9 of the cover pages attached hereto.

(b)      See Item 11 of the cover pages attached hereto.

(c)      See Items 5 through 8 of the cover pages attached hereto.

---------------------------- ------------------------------ ------------------
CUSIP No. 05538E109                     SCHEDULE 13G         Page 7 of 9 Pages
---------------------------- ------------------------------ ------------------

Item 5.   Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.   Notice of Dissolution of Group.

                  Not Applicable.

Item 10.  Certifications.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of, or with the effect of, changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


April 6, 2001

JORDAN S. DAVIS                              RADIUS VENTURE PARTNERS I, L.P.
                                             by, Radius Venture Partners, LLC
                                             its, General Partner


/s/ Jordan S. Davis                          By: /s/ Jordan S. Davis
                                             Name:       Jordan S. Davis
DANIEL C. LUBIN                              Title:      Managing Member



/s/ Daniel C. Lubin                          By: /s/ Daniel C. Lubin
                                             Name:       Daniel C. Lubin
                                             Title:      Managing Member


                                             RADIUS VENTURE PARTNERS, LLC


                                             By: /s/ Jordan S. Davis
                                             Name:       Jordan S. Davis
                                             Title:      Managing Member



                                             By:/s/ Daniel C. Lubin
                                             Name:       Daniel C. Lubin
                                             Title:      Managing Member

                                                                    Exhibit A

                                    AGREEMENT

         The undersigned agree that the Schedule 13G to which this exhibit is appended is filed on behalf of each of them.


April 6, 2001

JORDAN S. DAVIS                          RADIUS VENTURE PARTNERS I, L.P.
                                         by, Radius Venture Partners, LLC
                                         its, General Partner


/s/ Jordan S. Davis                      By: /s/ Jordan S. Davis
                                         Name:       Jordan S. Davis
DANIEL C. LUBIN                          Title:      Managing Member



/s/ Daniel C. Lubin                      By: /s/ Daniel C. Lubin
                                         Name:       Daniel C. Lubin
                                         Title:      Managing Member


                                         RADIUS VENTURE PARTNERS, LLC


                                         By: /s/ Jordan S. Davis
                                         Name:       Jordan S. Davis
                                         Title:      Managing Member



                                         By: /s/ Daniel C. Lubin
                                         Name:       Daniel C. Lubin
                                         Title:       Managing Member